Exhibit 99.1

Texas Roadhouse, Inc. Announces Third Quarter 2014 Results

LOUISVILLE, KY. (November 3, 2014) — Texas Roadhouse, Inc. (NasdaqGS: TXRH), today announced financial results for the 13 and 39 week periods ended September 30, 2014.

	Third Quarter			Year to Date
($000’s)	2014	2013	% Change	2014	2013	% Change

Total revenue	$385,218	$334,770	15	$1,177,723	$1,046,565	13
Income from operations	28,821	25,696	12	103,406	93,661	10
Net income	18,881	17,170	10	68,427	63,304	8
Diluted EPS	$0.27	$0.24	12	$0.97	$0.89	9

Results for the third quarter included:

•                  Diluted earnings per share increased 11.9% to $0.27 from $0.24 in the prior year;

•                  Comparable restaurant sales increased 5.9% at company restaurants and 5.2% at franchise restaurants;

•                  Three company restaurants were opened;

•                  Restaurant margin, as a percentage of restaurant sales, decreased 40 basis points to 16.8%, primarily due to approximately 4.5% food cost inflation and higher costs associated with general liability insurance due to the impact of overlapping a $1.3 million credit recorded in the prior year period;

•                  Income tax rate increased 178 basis points to 31.4%, primarily due to reduced activity related to the exercise of incentive stock options and the expiration of certain federal tax credits at the end of 2013; and

•                  The Company repurchased 315,000 shares of its common stock for $8.2 million.

Results for the year-to-date included:

•                  Diluted earnings per share increased 8.9% to $0.97 from $0.89 in the prior year;

•                  Comparable restaurant sales increased 3.9% at company restaurants and 4.4% at franchise restaurants;

•                  15 company restaurants and one franchise restaurant were opened;

•                  Restaurant margin, as a percentage of restaurant sales, decreased 21 basis points to 18.1%;

•                  Costs associated with the Company’s annual managing partner conference were $2.0 million lower compared to the prior year period;

•                  Income tax rate increased 182 basis points to 30.6%, primarily due to the expiration of certain federal tax credits at the end of 2013; and

•                  The Company repurchased 1,575,000 shares of its common stock for $40.0 million.

Kent Taylor, Chief Executive Officer of Texas Roadhouse, Inc., commented, “We are pleased to report another quarter of strong top-line growth highlighted by solid traffic growth of 4.4%.  While we were challenged by higher commodity cost inflation, we delivered solid diluted earnings per share growth this quarter.  As we move into the fourth quarter, we are pleased with our sales momentum, and our development is on track.   Looking ahead to 2015, we are well positioned for continued success with 25 to 30 planned restaurant openings, a strong balance sheet and healthy cash flow with a focus on returning excess capital to our shareholders, and an ongoing commitment to legendary food and legendary service.”

2014 Outlook

The Company reported that comparable restaurant sales at company restaurants for the first four weeks of its fourth quarter of fiscal 2014 increased approximately 7.0% compared to the prior year period.

Management reiterated the following expectations for 2014:

•                  Positive comparable restaurant sales growth;

•                  Approximately 25 company restaurant openings; and

•                  An income tax rate of approximately 30.0% to 31.0% which is higher than the 2013 income tax rate primarily as a result of the expiration of certain federal tax credits at the end of 2013.

Management updated the following expectations for 2014:

•                  Approximately 3.0% food cost inflation for the full year; and

•                  Total capital expenditures of approximately $110 million.

2015 Outlook

Management provided the following expectations for 2015:

•                  Positive comparable restaurant sales growth;

•                  25 to 30 company restaurant openings;

•                  Low to mid-single digit food cost inflation;

•                  An income tax rate of approximately 29.0% to 31.0% depending on the reinstatement of certain federal tax credits and timing of such; and

•                  Total capital expenditures of $110 million to $120 million.

Conference Call

The Company is hosting a conference call today, November 3, 2014 at 5:00 p.m. Eastern Time to discuss these results.  The dial-in number is (877) 857-6151 or (719) 325-4879 for international calls.  A replay of the call will be available for one week following the conference call.  To access the replay, please dial (877) 870-5176 or (858) 384-5517 for international calls, and use 2758536 as the pass code.  There will be a simultaneous Web cast conducted at www.texasroadhouse.com.

About the Company

Texas Roadhouse is a casual dining concept that first opened in 1993 and today operates over 440 restaurants system-wide in 49 states and four foreign countries.  For more information, please visit the Company’s Web site at www.texasroadhouse.com.

Forward-looking Statements

Certain statements in this release that are not historical facts, including, without limitation, those relating to our anticipated financial performance, are forward-looking statements that involve risks and uncertainties.  Such statements are based upon the current beliefs and expectations of the management of the Company.  Actual results may vary materially from those contained in forward-looking statements based on a number of factors including, without limitation, the actual number of restaurants opening; the sales at these and our other company and franchise restaurants; changes in restaurant development or operating costs, such as food and labor; our ability to acquire franchise restaurants; our ability to integrate the franchise restaurants we acquire or other concepts we develop; our ability to continue to generate the necessary cash flows to fund our new restaurant growth, continue our share repurchase program and pay a quarterly cash dividend; strength of consumer spending; pending or future legal claims; conditions beyond our control such as weather, natural disasters, disease outbreaks, epidemics or pandemics impacting our customers or food supplies; acts of war or terrorism and other factors disclosed from time to time in our filings with the U.S. Securities and Exchange Commission.  Investors should take such risks into account when making investment decisions.  Shareholders and other readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date on which they are made.  We undertake no obligation to update any forward-looking statements.

# # #

Contacts:

Investor Relations

Tonya Robinson

502-515-7269

Media

Travis Doster

502-638-5457

Texas Roadhouse, Inc. and Subsidiaries

Condensed Consolidated Statements of Income

(in thousands, except per share data)

(unaudited)

	13 Weeks Ended		39 Weeks Ended
	September 30, 2014	September 24, 2013	September 30, 2014	September 24, 2013

Revenue:
Restaurant sales	$381,991	$331,746	$1,167,766	$1,037,239
Franchise royalties and fees	3,227	3,024	9,957	9,326

Total revenue	385,218	334,770	1,177,723	1,046,565

Costs and expenses:
Restaurant operating costs (excluding depreciation and amortization shown separately below):
Cost of sales	137,658	116,570	409,552	361,334
Labor	112,521	99,003	342,375	302,387
Rent	8,380	7,181	24,550	21,390
Other operating	59,276	51,949	180,491	162,716
Pre-opening	3,945	4,746	12,677	11,810
Depreciation and amortization	15,164	12,462	43,682	36,864
Impairment and closure	(16)	103	10	187
General and administrative	19,469	17,060	60,980	56,216

Total costs and expenses	356,397	309,074	1,074,317	952,904

Income from operations	28,821	25,696	103,406	93,661

Interest expense, net	492	525	1,564	1,687
Equity income from investments in unconsolidated affiliates	410	173	975	571

Income before taxes	28,739	25,344	102,817	92,545
Provision for income taxes	9,017	7,500	31,462	26,617

Net income including noncontrolling interests	$19,722	$17,844	$71,355	$65,928
Less: Net income attributable to noncontrolling interests	841	674	2,928	2,624
Net income attributable to Texas Roadhouse, Inc. and subsidiaries	$18,881	$17,170	$68,427	$63,304

Net income per common share attributable to Texas Roadhouse, Inc. and subsidiaries:
Basic	$0.27	$0.24	$0.98	$0.91
Diluted	$0.27	$0.24	$0.97	$0.89

Weighted average shares outstanding:
Basic	69,544	70,361	69,793	69,914
Diluted	70,395	71,620	70,639	71,175

Texas Roadhouse, Inc. and Subsidiaries

Condensed Consolidated Balance Sheets

(in thousands)

(unaudited)

		(As Adjusted) (1)
	September 30, 2014	December 31, 2013

Cash and cash equivalents	$59,307	$94,874
Other current assets	39,646	50,869
Property and equipment, net	631,552	586,212
Goodwill	117,197	117,197
Intangible assets, net	6,546	7,876
Other assets	22,059	20,616

Total assets	$876,307	$877,644

Current maturities of long-term debt	126	243
Other current liabilities	164,795	174,937
Long-term debt, excluding current maturities	50,727	50,990
Other liabilities	57,744	57,614
Texas Roadhouse, Inc. and subsidiaries stockholders’ equity	596,120	587,659
Noncontrolling interests	6,795	6,201

Total liabilities and equity	$876,307	$877,644

(1)                                 December 31, 2013 revised to reflect the impact of adjustments to purchase price accounting related to 2013 acquisitions in accordance with generally accepted accounting principles (“GAAP”).

Texas Roadhouse, Inc. and Subsidiaries

Condensed Consolidated Statements of Cash Flows

(in thousands)

(unaudited)

	39 Weeks Ended
	September 30, 2014	September 24, 2013

Cash flows from operating activities:
Net income including noncontrolling interests	$71,355	$65,928
Adjustments to reconcile net income to net cash provided by operating activities
Depreciation and amortization	43,682	36,864
Share-based compensation expense	10,937	10,583
Other noncash adjustments	(1,392)	843
Change in working capital	(8,266)	(15,534)
Net cash provided by operating activities	116,316	98,684

Cash flows from investing activities:
Capital expenditures - property and equipment	(89,645)	(70,911)
Proceeds from sale of property and equipment, including insurance proceeds	1,197	(39)
Net cash used in investing activities	(88,448)	(70,950)

Cash flows from financing activities:
Repurchase shares of common stock	(39,966)	—
Dividends paid	(20,923)	(29,939)
Other financing activities	(2,546)	7,803
Net cash used in financing activities	(63,435)	(22,136)

Net (decrease) increase in cash and cash equivalents	(35,567)	5,598
Cash and cash equivalents - beginning of year	94,874	81,746
Cash and cash equivalents - end of period	$59,307	$87,344

Texas Roadhouse, Inc. and Subsidiaries

Supplemental Financial and Operating Information

($ amounts in thousands, except weekly sales by group)

(unaudited)

	Third Quarter		Change		Year to Date		Change
	2014	2013	vs LY		2014	2013	vs LY

Restaurant openings
Company - Texas Roadhouse	3	4	(1)		15	13	2
Company - Other	0	0	0		0	1	(1)
Franchise - Texas Roadhouse	0	0	0		1	3	(2)
Total	3	4	(1)		16	17	(1)

Restaurants open at the end of the quarter
Company - Texas Roadhouse	360	331	29
Company - Other	1	3	(2)
Franchise - Texas Roadhouse	75	75	0
Total	436	409	27

Company-owned restaurants
Restaurant sales	$381,991	$331,746	15.1%		$1,167,766	$1,037,239	12.6%
Store weeks	4,682	4,294	9.0%		13,799	12,682	8.8%
Comparable restaurant sales growth (1)	5.9%	2.6%			3.9%	3.7%
Texas Roadhouse restaurants only:
Comparable restaurant sales growth (1)	5.9%	2.6%			3.9%	3.7%
Average unit volume (2)	$1,051	$994	5.7%		$3,270	$3,167	3.2%
Weekly sales by group:
Comparable restaurants (320 units)	$80,995
Average unit volume restaurants (25 units) (3)	$78,542
Restaurants less than 6 months old (15 units)	$99,636

Restaurant operating costs (as a % of restaurant sales)
Cost of sales	36.0%	35.1%	90	bps	35.1%	34.8%	24	bps
Labor	29.5%	29.8%	(39	)bps	29.3%	29.2%	17	bps
Rent	2.2%	2.2%	3	bps	2.1%	2.1%	4	bps
Other operating	15.5%	15.7%	(14	)bps	15.5%	15.7%	(23	)bps
Total	83.2%	82.8%	40	bps	81.9%	81.7%	21	bps

Restaurant margin (4)	16.8%	17.2%	(40	)bps	18.1%	18.3%	(21	)bps

Restaurant margin ($ in thousands)	$64,156	$57,043	12.5%		$210,798	$189,410	11.3%
Restaurant margin $/Store week	$13,703	$13,284	3.2%		$15,276	$14,935	2.3%

Franchise-owned restaurants
Franchise royalties and fees	$3,227	$3,024	6.7%		$9,957	$9,326	6.8%
Store weeks	975	975	—%		2,912	2,886	0.9%
Comparable restaurant sales growth (1)	5.2%	4.0%			4.4%	4.2%
Average unit volume (2)	$1,128	$1,058	6.6%		$3,473	$3,273	6.1%

Pre-opening expense	$3,945	$4,746	(16.9)%		$12,677	$11,810	7.3%

Depreciation and amortization	$15,164	$12,462	21.7%		$43,682	$36,864	18.5%
As a % of revenue	3.9%	3.7%	21	bps	3.7%	3.5%	19	bps

General and administrative expenses	$19,469	$17,060	14.1%		$60,980	$56,216	8.5%
As a % of revenue	5.1%	5.1%	(4	)bps	5.2%	5.4%	(19	)bps

(1)  Comparable restaurant sales growth reflects the change in year-over-year sales for restaurants open a full 18 months before the beginning of the period measured, excluding sales from restaurants closed during the period.

(2)  Average unit volume includes sales from Texas Roadhouse restaurants open for a full six months before the beginning of the period measured, excluding any sales at restaurants closed during the period.

(3)  Average unit volume restaurants include restaurants open a full six to 18 months before the beginning of the period measured.

(4)  Restaurant margin represents restaurant sales less cost of sales, labor, rent and other operating costs (as a percentage of restaurant sales).  Restaurant margin is widely regarded in the restaurant industry as a useful metric by which to evaluate restaurant-level operating efficiency and performance.  Restaurant margin is not a measurement determined in accordance with GAAP and should not be considered in isolation, or as an alternative, to income from operations or other similarly titled measures of other companies.

Amounts may not foot due to rounding.